Exhibit 99.1

QUALSTAR REPORTS FISCAL 2014 FIRST QUARTER RESULTS

SIMI VALLEY, Calif., November 13, 2013 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for its first fiscal quarter ended September 30, 2013.

Fiscal 2014 First Quarter Financial Results

Revenues for the first quarter of fiscal 2014 were $2.2 million, compared to $3.4 million for the same quarter of fiscal 2013, a decrease of $1.2 million or 36.5 percent. Loss from operations was $2.5 million compared to $1.9 million in the first quarter of fiscal 2013. Net loss was $0.21 per basic and diluted share compared with $0.16 in the prior year.

Storage revenues were $1.2 million for the first quarter compared to $1.9 million in the first quarter of fiscal 2013, a decrease of $0.7 million, or 35.1 percent. This year-over-year decrease in revenues was attributable to weak demand generally. N2Power revenues were $1.0 million for the quarter, compared to $1.5 million in the prior year quarter, a decrease of $0.5 million, or 38.3 percent. The decrease in revenues was due to weak demand overall, but especially in the telecom and network equipment markets.

Gross profit declined to $0.5 million, from $0.9 million, and gross margins decreased to 21.0 percent of revenues, compared with 27.3 percent of revenues, for the three months ended September 30, 2013 compared with the three months ended September 30, 2012. The decrease resulted from an increase in inventory reserves, partially offset by a higher proportion of revenues coming from higher margin service contracts.

Engineering expenses for the first quarter of fiscal 2014 were $874,000, or 39.9 percent of revenues, compared with $666,000 or 19.3 percent of revenues, for the first quarter of fiscal 2013. Sales and marketing expenses were $733,000, or 33.5 percent of revenues, compared to $531,000 or 15.4 percent of revenues, in the corresponding period last year. The increase was due to compensation, advertising and promotional expenses. General and Administrative expenses (“G & A”) were $1,394,000 or 63.7 percent of revenues, compared to $740,000, or 21.4 percent of revenues, for the same period last year. The increase in G&A expenses was attributed to reimbursement of $395,000 to BKF Capital Group, Inc., for fees previously incurred by it in the Proxy Contest, and an increase in professional fees.

Cash, cash equivalents and marketable securities were $11.8 million at September 30, 2013, down $2.0 million from $13.8 million at June 30, 2013.

Since July 2013, under the leadership of new CEO, Steven N. Bronson, major cost reduction actions have taken place. Mr. Bronson stated: “The quarter just ended has been a transition period. Cost cutting and internal restructuring have resulted in headcount being reduced by about 30% and the majority of the consultants being eliminated. By January 1, 2014, we believe that by current actions and commitments, the effects of these cost savings are expected to reduce operating expenses by about 40% compared with the previous year.

In addition to internal cost saving actions, the outsourced manufacturing contract with CTS is in the process of being terminated over the next few months. Qualstar will be bringing inventory and manufacturing in-house, and by so doing, we believe that we will be more responsive to our customers in terms of quality and delivery times, and will be able to manage our costs more effectively”.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products  provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and  Simply ReliableTM  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; problems in execution of the CTS transition, adverse changes in market demand for Qualstar’s products; increased global competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

For more information, contact:

Philip Varley	Heather Mayer
Chief Financial Officer	Investor Relations
Qualstar Corporation	Qualstar Corporation
(805) 417 7014	805 416 7001
philip.varley@qualstar.com	heather.mayer@qualstar.com

 QUALSTAR CORPORATION

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended
	September 30,
	2013	2012

Net revenues	$2,191	$3,453

Cost of goods sold	1,730	2,509

Gross profit	461	944

Operating expenses:
Engineering	874	666
Sales and marketing	733	531
General and administrative	1,394	740
Restructuring Expense	-	882
Total operating expenses	3,001	2,819

Loss from operations	(2,540)	(1,875)

Other (expense) income	13	(71)

Loss before income taxes	(2,527)	(1,946)
Provision for income taxes	-	-
Net Loss	(2,527)	(1,946)
Change in unrealized gains on investments	10	7
Comprehensive Loss	$(2,517)	$(1,939)
Loss per common share:
Basic and Diluted	$(0.21)	$(0.16)

Weighted average common shares outstanding:
Basic and Diluted	12,253	12,253

QUALSTAR CORPORATION

CONDENSED BALANCE SHEETS

 (Unaudited) (In thousands)

	September 30, 2013	June 30, 2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,645	$1,966
Marketable securities, short-term	6,879	6,305
Receivables, net of allowances of $68 at September 30, 2013, and $68 at June 30, 2013	2,197	3,140
Receivable from CTS for manufacturing inventories, net of allowance for returns of $203 at June 30, 2013	-	644
Inventories, net	2,811	1,628
Prepaid expenses and other current assets	300	363
Total current assets	$13,832	$14,046
Property and equipment, net	585	545
Marketable securities, long-term	3,294	5,546
Other assets	70	70
Total assets	$17,781	$20,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,238	$2,089
Accrued payroll and related liabilities	332	424
Deferred service revenue	1,286	953
Other accrued liabilities	1,676	1,979
Total current liabilities	$5,532	$5,445

Other long term liabilities	17	17

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of September 30, 2013 and June 30, 2013	18,942	18,938
Accumulated other comprehensive income	14	4
Retained deficit	(6,724)	(4,197)
Total shareholders’ equity	$12,232	$14,745
Total liabilities and shareholders’ equity	$17,781	$20,207